EXHIBIT 99.1

FMC Corporation – News Release

Contacts:
For Release: Immediate	MEDIA:	INVESTOR RELATIONS:
	Jim Fitzwater	Brennen Arndt
	(215) 299-6633	(215) 299-6266

FMC Corporation Executes $850 Million Credit Agreement and Calls its 10.25 Percent Senior Secured Notes for Redemption

PHILADELPHIA, June 21, 2005 — FMC Corporation (NYSE: FMC) announced today that it has executed a new unsecured credit agreement with a group of lenders providing for extensions of credit in the aggregate amount of $850 million. The new five-year credit agreement provides for a $600 million revolving credit facility ($250 million of which is available for the issuance of letters of credit) and a $250 million term loan. The new credit agreement replaces a $600 million secured credit agreement entered into in October 2004. In addition to the new credit agreement being unsecured, it provides more favorable pricing and greater financial flexibility than the previous credit agreement.

The Company also announced today that it has called for redemption on July 21, 2005, all of its 10.25 percent Senior Secured Notes Due 2009 (the “Notes”) outstanding in the aggregate principal amount of $355 million. The redemption price of the Notes will be 100 percent of the principal amount of the Notes plus accrued interest to the redemption date and a “make-whole” premium that will be determined prior to the redemption date, in accordance with the indenture governing the Notes.

During the second and third quarters of 2005, the Company will record losses on debt extinguishments of approximately $2 million and $56 million, respectively, reflecting the write-off of unamortized financing costs and the estimated $45 million premium payable upon redemption of the Notes.

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As a result of lower interest expense related to the new credit agreement and the redemption of the Notes, the Company now expects full-year earnings before restructuring and other income and charges to be on the higher end of the previously guided range of $4.15-4.30 per diluted share. The balance of the Company’s outlook provided on May 3, 2005 remains unchanged.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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